FOR IMMEDIATE RELEASE

CONTACT:	CYNTHIA GEORGESON 262-631-6600

POLLS AT JOHNSON OUTDOORS’

SPECIAL SHAREHOLDER MEETING UNTIL 12:30 PM CST

Johnson Family Reiterates that $20.10 Is Best and Final Offer

Racine, Wisconsin, March 22, 2005 – JOHNSON OUTDOORS INC. (Nasdaq: JOUT) today opened the polls at its special meeting of shareholders and announced that they will remain open until 12:30 pm CST to allow shareholders additional time to vote FOR the merger.  Johnson Outdoors’Board of Directors unanimously recommends that shareholders vote FOR the merger.

Prior to the meeting, in a statement to the special committee, Helen Johnson-Leipold said, “On behalf of the buy-out group, I want to reiterate that the Johnson family will not proceed with the transaction at a price in excess of $20.10 per share – this is our best and final offer.”

Approval of the merger agreement requires, among other required votes, the affirmative vote of 66 2/3% of the votes entitled to be cast at the special meeting by shareholders other than members of the buy-out group and their affiliates or associates.  Johnson Outdoors shareholders who have questions or need assistance voting their shares may call Innisfree M&A toll free at (877) 825-8964 or collect at (212) 750-5833.

ABOUT JOHNSON OUTDOORS INC.

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The Company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky®  kayaks; Minn Kota® motors; Humminbird® fishfinders; SCUBAPRO® and UWATEC® dive equipment; and Eureka!® tents.

Visit Johnson Outdoors online at http://www.JohnsonOutdoors.com.

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